Exhibit 10.10

KEARNY BANK

AMENDED AND RESTATED

BENEFITS EQUALIZATION PLAN RELATED TO THE

EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, Kearny Bank has previously adopted the Kearny Federal Savings Bank Benefit Equalization Plan related to the Employee Stock Ownership Plan as amended and restated effective January 1, 2009 (the “Prior Plan”); and

WHEREAS, in connection with the conversion of Kearny MHC (the “MHC”) from the mutual holding company to the stock holding company form of organization (the “Conversion”), the Bank desires to amend and restate the Prior Plan in order to conform the definition of “change in control” to that of other benefits arrangements that are amended and restated or adopted in connection with the Conversion and to make certain other changes; and

WHEREAS, the Prior Plan may be amended in accordance with Section 8.01 of the Prior Plan and this Kearny Bank Amended and Restated Benefits Equalization Plan related to the Employee Stock Ownership Plan (the “Plan”) shall take effect, and supersede and replace the Prior Plan, as of the date of the Conversion.

NOW, THEREFORE, the Plan shall be implemented on the date of the Conversion.

Article I

Introduction

Section 1.01 Purpose, Design and Intent.

(a) The purpose of the Plan is to assist Kearny Bank (the “Bank”) and its affiliates in retaining the services of key employees, to induce such employees to use their best efforts to enhance the business of the Bank and its affiliates, and to provide certain supplemental retirement benefits to such employees.

(b) The Plan, in relevant part, is intended to constitute an unfunded “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. In this respect, the Plan is specifically designed to provide certain key employees with retirement benefits that would have been provided under various tax qualified retirement plans sponsored by the Bank but for the applicable limitations placed on benefits and contributions under such plans by various provisions of the Internal Revenue Code of 1986, as amended.

Article II

Definitions

Section 2.01 Definitions. In this Plan, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him,” shall refer to a Participant or a beneficiary of a Participant, as the case may be, and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

“Affiliate” means any corporation, trade or business, which, at the time of reference, is together with the Bank, a member of a controlled group of corporations, a group of trades or businesses (whether or not incorporated) under common control, or an affiliated service group, as described in Sections 414(b), 414(c), and 414(m) of the Code, respectively, or any other organization treated as a single employer with the Bank under Section 414(o) of the Code.

“Applicable Limitations” means one or more of the following, as applicable:

(i) the maximum limitations on annual additions to a tax-qualified defined contribution plan under    Section 415(c) of the Code; and

(ii) the maximum limitation on the annual amount of compensation that may, under Section 401(a)(17) of the Code, be taken into account in determining contributions to and benefits under tax-qualified plans.

“Bank” means Kearny Bank, and its successors.

“Board of Directors” means the Board of Directors of the Bank.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the person(s) designated by the Board of Directors, pursuant to Section 9.02 of the Plan, to administer the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Kearny Financial Corp., a Maryland stock corporation, and any successors thereto.

“Disability” (total and permanent disability) means total and permanent disability within the meaning of the Social Security Act.

“Effective Date.” Notwithstanding anything to the contrary contained herein, this Plan shall be subject to the consummation of the Conversion, and shall become effective as of the Effective Date as defined the Plan of Conversion and Reorganization of Kearny MHC (which for purposes o this Plan shall be referred to as the “Plan of Conversion”).  In the event the Plan of Conversion is terminated for any reason, the Plan shall be automatically terminated and become null and void.  The Prior Plan shall remain in full force and effect until the Effective Date.  Thereafter, on the Effective Date, the Prior Plan shall be terminated without any further action.

“Eligible Individual” means any Employee who participates in the ESOP, and whom the Board of Directors determines is one of a “select group of management or highly compensated employees,” as such phrase is used for purposes of Sections 101, 201, and 301 of ERISA.

“Employee” means any person employed by the Bank or an Affiliate.

“Employer” means the Bank or Affiliate thereof that employs the Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” means the Kearny Bank Employee Stock Ownership Plan and Trust, as amended from time to time.

“ESOP Valuation Date” means any day as of which the income, assets and investment experience of the trust fund of the ESOP is determined and individuals’ accounts under the ESOP are adjusted accordingly.

“Participant” means an Eligible Employee who is entitled to benefits under the Plan.

“Plan” means the Kearny Bank Amended and Restated Benefits Equalization Plan related to the Employee Stock Ownership Plan, effective as of the Effective Date of the Conversion.

“Prior Plan” means the Kearny Federal Savings Bank Benefits Equalization Plan related to the Employee Stock Ownership Plan as amended and restated effective January 1, 2009.

“Supplemental ESOP Account” means an account established by an Employer, pursuant to Section 5.01 of the Plan, with respect to a Participant’s Supplemental ESOP Benefit.

“Supplemental ESOP Benefit” means the benefit credited to a Participant pursuant to Section 4.01 of the Plan.

Article III

Eligibility and Participation

Section 3.01 Eligibility and Participation.

(a) Each Eligible Employee may participate in the Plan. An Eligible Employee shall become a Participant in the Plan upon designation as such by the Board of Directors. An Eligible Employee whom the Board of Directors designates as a Participant in the Plan shall commence participation as of the date established by the Board of Directors. The Board of Directors shall establish an Eligible Employee’s date of participation at the same time it designates the Eligible Employee as a Participant in the Plan.

(b) The Board of Directors may, at any time, designate an Eligible Employee as a Participant for any or all supplemental benefits provided for under Article IV of the Plan.

Article IV

Benefits

Section 4.01 Supplemental ESOP Benefit.

As of each ESOP Valuation Date of the ESOP, the Employer shall credit the Participant’s Supplemental ESOP Account with a Supplemental ESOP Benefit equal to the excess of (I) over (II), where:

(a) (I) equals the increase in the amount of cash and stock that would have been allocated to the Participant’s Accounts for the respective ESOP Valuation Date in excess of the aggregate amount that would have been credited to such Participant’s Accounts as of the prior ESOP Valuation Date based upon the allocation of: 1) current plan year dividends on previously allocated stock, 2) dividends on unallocated stock, 3) other ESOP Trust earnings, 4) plan forfeitures, and 5) Employer contributions under the ESOP, determined as if the provisions of the ESOP were administered for the current ESOP Valuation Date and all prior ESOP Valuation Dates without regard to any of the Applicable Limitations; and

(b) (II) equals the amount of cash and stock actually allocated to the Participant’s Accounts under the provisions of the ESOP for that particular ESOP Valuation Date, after giving effect to any reduction of such allocation required by any of the Applicable Limitations.

Article V

Accounts

Section 5.01 Supplemental ESOP Benefit Account.

For each Participant who is credited with a benefit pursuant to Section 4.01 of the Plan, the Employer shall establish, as a memorandum account on its books, a Supplemental ESOP Account. Each year, the Committee shall credit to the Participant’s Supplemental ESOP Account the amount of benefits determined under Section 4.01 of the Plan for that year. The Committee shall credit the account with an amount equal to the appropriate number of shares of Common Stock or other medium of contribution that would have otherwise been made to the Participant’s accounts under the ESOP but for the limitations imposed by the Code. Shares of Common Stock shall be valued under this Plan in the same manner as under the ESOP. Cash contributions credited to a Participant’s Supplemental ESOP Account shall be credited annually with interest at a rate equal to the combined weighted return provided to the Participant’s non-stock accounts under the ESOP.

Article VI

Supplemental Benefit Payments

Section 6.01 Payment of Supplemental ESOP Benefit.

(a) Except in the case of a Participant’s death or Disability, a Participant’s Supplemental ESOP Benefit shall be paid to the Participant in the form of a lump-sum payment within 60 days after the date of Termination of Employment of the Participant in the form of shares of Common Stock of the Company; provided however, if this Plan is unable to make distributions in the form of Common Stock due to regulatory limitations, then distributions of such portion of the Supplemental ESOP Benefit shall be made in cash with such amounts to be valued based upon the fair market value of such Common Stock at the time of such distribution. Notwithstanding any provision in the Plan to the contrary, pursuant to Section 6.01(c), if a Participant is a Specified Employee, such Participant's benefit payments shall become first payable to him or her as of the first day of the seventh month next following his or her Termination of Employment. Distributions upon the death or Disability of the Participant shall be made in the form of a lump-sum within 60 days of the date of death or Disability of the Participant.

(b) A Participant shall have a non-forfeitable right to the Supplemental ESOP Benefit credited to him under this Plan in the same non-forfeitable percentage as such Participant has non-forfeitable benefits allocated to him under the ESOP at the time such benefits under the ESOP become distributable.

(c) The Bank shall withhold such amounts of cash or stock as it deems necessary with respect to any distributions to be made by the Plan in order to satisfy its tax withholding obligations under applicable Federal, State or local law.

Section 6.02 Alternative Payment of Benefits.

Notwithstanding the other provisions of this Article VI, a Participant may, with prior written consent of the Committee and upon such terms and conditions as the Committee may impose, request that the Supplemental ESOP Benefit to which he is entitled be paid commencing at a different time, over a different period, in a different form, or to different persons, than the benefit to which he or his beneficiary may be entitled under the ESOP; provided, however, any such request for an alternative distribution time or period (except in the case of death or Disability) shall not be effective for one year from the date that such request is filed with the Committee and such election to defer the starting date of a previously elected deferral shall require that such additional deferral shall be for a period of not less than five years from the date that such payment would otherwise have been made.

Section 6.03 Section 409A Compliance.

(a) Notwithstanding anything herein to the contrary, the Committee shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, neither the Bank, nor the Committee shall have any responsibility to a Participant or Beneficiary with respect to any tax liabilities that may be applicable to any payments made by the Plan.

(b) If any provision of the Plan shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

(c) Delay of Payment Commencement to Specified Employees. Notwithstanding any provision in the Plan to the contrary, if a Participant is a Specified Employee, such Participant’s benefit payments shall become first payable to him or her as of the first day of the seventh month next following his or her Termination of Employment, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provide that such payment delay shall not be required in the event of the death or Disability of a Participant. “Specified Employee” shall mean a key employee who, at any time during the plan year, is (i) an officer of the Bank having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of Company, or (iii) a 1-percent owner of the Company having an annual compensation from the Bank greater than $150,000; provided, however, that this subparagraph shall only be effective if the stock of the Bank or the Company (or another parent corporation of the Bank or the Company) is publicly traded as set forth at Section 409A(a)(2)(B)(i).

(d) Request to Delay Payment by Participant. Any request by a Participant to delay the commencement date of the Supplemental ESOP Benefit shall be detailed in writing and approved by the Committee not less than one year prior to the date that such request is filed with the Committee and such payment commencement date shall not be earlier than five years from the commencement date absent such subsequent written request.

(e) Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). No separation from service is deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment is provided by law or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Bank. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Bank and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Participant has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Participant during the immediately preceding 36-month period. The Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Bank and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the Participant has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Participant is on a paid bona fide leave of absence and has not otherwise terminated employment, the Participant is treated as providing bona fide  services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period).

(f) De Minimus Lump Sum Payment. Notwithstanding the foregoing, the Bank may, in its sole discretion, commence pay-out of a Participant’s account balance at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such account balance determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the Participant’s entire interest under the Plan and all similar arrangements that constitute an account balance plan under Regulations at Section 1.409A-1©(2) applicable to Section 409A of the Code; and (2) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

Article VII

Claims Procedures

Section 7.01 Claims Reviewer.

For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Committee, unless the Committee designates another person or group of persons as Claims Reviewer.

Section 7.02 Claims Procedure.

(a) An initial claim for benefits under the Plan must be made by the Participant or his beneficiary or beneficiaries in accordance with the terms of this Section 7.02.

(b) Not later than ninety (90) days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant’s beneficiary or beneficiaries with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for the extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period.

(c) In the event the Claims Reviewer denies the claim of a Participant or any beneficiary in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.

(d) Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Committee upon written request submitted by the claimant or the claimant’s duly authorized representative and received by the Committee within sixty (60) days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Committee shall act to deny or accept the claim within sixty (60) days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Committee shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Committee shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Committee shall be in the form.

(e) In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VII.

Article VIII

Amendment and Termination

Section 8.01 Amendment of the Plan.

The Bank may from time to time and at any time amend the Plan; provided, however, that such amendment may not adversely affect the rights of any Participant or beneficiary with respect to any benefit under the Plan to which the Participant or beneficiary may have previously become entitled prior to the effective date of such amendment without the consent of the Participant or beneficiary. The Committee shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes); provided, however, that such amendments must subsequently be ratified by the Board of Directors.

Section 8.02 Termination of the Plan.

The Bank may at any time terminate the Plan; provided, however, that such termination may not adversely affect the rights of any Participant or beneficiary with respect to any benefit under the Plan to which the Participant or beneficiary may have previously become entitled to prior to the effective date of such termination without the consent of the Participant or beneficiary. Any amounts credited to the Supplemental ESOP Account of any Participant shall remain subject to the provisions of the Plan.

Upon a termination of the Plan, the Participant may receive a lump sum payment immediately paid to the Participant (without regard to any actual Termination of Employment) or designated Beneficiary, provided, however, any such distributions to be made in accordance with this Section 8.4 shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a Change in Control as defined below, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

For purposes of this Plan, the term “Change in Control” shall mean the occurrence of any of the following events:

(i) Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii) Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv) Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, the Conversion shall not be considered a “Change in Control” for purposes of this Agreement.

Article IX

General Provisions

Section 9.01 Unfunded, Unsecured Promise to Make Payments in the Future.

The right of a Participant or any beneficiary to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Bank or its Affiliates, and neither a Participant, nor his designated beneficiary or beneficiaries, shall have any rights in or against any amount credited to any account under this Plan or any other assets of the Bank or an Affiliate. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Bank or an Affiliate and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s beneficiary. The Plan constitutes a mere promise by the Bank or Affiliate to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such Participant or beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Section 9.02 Committee as Plan Administrator.

(a) The Plan shall be administered by the Committee designated by the Board of Directors of the Bank.

(b) The Committee shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. In addition, the Committee shall have the authority and power to delegate any of its administrative duties to employees of the Bank or an Affiliate, as they may deem appropriate. The Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Bank with respect to the Plan. The interpretations, determinations, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned.

Section 9.03 Expenses.

Expenses of administration of the Plan shall be paid by the Bank or an Affiliate.

Section 9.04 Statements.

The Committee shall furnish individual annual statements of accrued benefits to each Participant, or current beneficiary, in such form as determined by the Committee or as required by law.

Section 9.05 Rights of Participants and Beneficiaries.

(a) The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions and to receive whatever benefits he or she may be entitled to hereunder.

(b) Nothing in the Plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Bank or an Affiliate will be sufficient to pay any benefit hereunder.

(c) The adoption and maintenance of this Plan shall not be construed as creating any contract of employment or service between the Bank or an Affiliate and any Participant or other individual. The Plan shall not affect the right of the Bank or an Affiliate to deal with any Participants in employment or service respects, including their hiring, discharge, compensation, and other conditions of employment or service.

Section 9.06 Incompetent Individuals.

The Committee may, from time to time, establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to a Participant or beneficiary in the event that such Participant or beneficiary is declared incompetent and a conservator or other person is appointed and legally charged with that Participant’s or beneficiary’s care. Except as otherwise provided for herein, when the Committee determines that such Participant or beneficiary is unable to manage his financial affairs, the Committee may pay such Participant’s or beneficiary’s benefits to such conservator, person legally charged with such Participant’s or beneficiary’s care, or institution then contributing toward or providing for the care and maintenance of such Participant or beneficiary. Any such payment shall constitute a complete discharge of any liability of the Bank or an Affiliate and the Plan for such Participant or beneficiary.

Section 9.07 Sale, Merger or Consolidation of the Bank.

The Plan may be continued after a sale of assets of the Bank, or a merger or consolidation of the Bank into or with another corporation or entity only if, and to the extent that, the transferee, purchaser or successor entity agrees to continue the Plan. Additionally, upon a merger, consolidation or other change in control of the Bank or its parent company any amounts credited to a Participant’s Supplemental ESOP Account shall be placed in a grantor trust to the extent not already in such a trust. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall be terminated subject to the provisions of Section 8.02 of the Plan. Any legal fees incurred by a Participant in determining benefits to which such Participant is entitled under the Plan following a sale, merger, or consolidation of the Bank or an Affiliate of which the Participant is an Employee or, if applicable, a member of the Board of Directors, shall be paid by the resulting or succeeding entity.

Section 9.08 Location of Participants.

Each Participant shall keep the Bank informed of his current address and the current address of his designated beneficiary or beneficiaries. The Bank shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant’s benefits payable under this Plan may first be made, payment may be made as though the Participant or his beneficiary had died at the end of such three-year period.

Section 9.09 Liability of the Bank and its Affiliates.

Notwithstanding any provision herein to the contrary, neither the Bank nor any individual acting as an employee or agent of the Bank shall be liable to any Participant, former Participant, beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Bank or any such employee or agent of the Bank.

Section 9.10 Governing Law.

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of New Jersey.

Having been adopted by its Board of Directors, this Plan is executed by its duly authorized officer this 18th day of May, 2015, the Effective Date of the Conversion.

KEARNY BANK

/s/ Craig L. Montanaro
By:	Craig L. Montanaro
President and Chief Executive Officer

/s/ Sharon Jones
Attest: Sharon Jones, Corporate Secretary